Exhibit 99.1

Contact:

Rush Enterprises, Inc., New Braunfels

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS THIRD QUARTER 2025 RESULTS,
ANNOUNCES $0.19 PER SHARE DIVIDEND

●	Revenues of $1.9 billion, net income of $66.7 million
●	Earnings per diluted share of $0.83
●	Challenging market conditions - particularly in new Class 8 truck sales - partially offset by strength of diversified business model in aftermarket, used truck sales and leasing
●	Absorption ratio 129.3%
●	Board declares cash dividend of $0.19 per share of Class A and Class B common stock

NEW BRAUNFELS, Texas, October 29, 2025 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended September 30, 2025, the Company achieved revenues of $1.881 billion and net income of $66.7 million, or $0.83 per diluted share, compared with revenues of $1.896 billion and net income of $79.1 million, or $0.97 per diluted share, in the quarter ended September 30, 2024. In the third quarter of 2024, the Company recognized a one-time, pre-tax charge of approximately $3.3 million, or $0.03 per share, related to property damage caused by Hurricane Helene. Additionally, the Company’s Board of Directors declared a cash dividend of $0.19 per share of Class A and Class B Common Stock, to be paid on December 12, 2025, to all shareholders of record as of November 12, 2025.

“The commercial vehicle industry continued to face challenging operating conditions in the third quarter of 2025. Freight rates remain depressed and overcapacity continues to weigh on the market. In addition, while the industry gained some clarity regarding the tariffs that will be imposed on certain commercial vehicles and parts beginning November 1, economic uncertainty and regulatory ambiguity remains, especially with respect to engine emissions regulations. These factors are impacting our customers’ vehicle replacement decisions. On a positive note, we experienced modest gains in aftermarket revenue and light-duty vehicle sales. However, overall demand remained soft, particularly with respect to new heavy-duty and medium-duty commercial vehicle sales,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc.

“The challenging industry conditions contributed to a slight decline in total revenues during the third quarter of 2025 compared to the third quarter of 2024, while an increase in the Company’s Selling, General and Administrative expenses, due in part to increases in overall legal reserves with respect to pending litigation matters and recent increases in insurance retentions, contributed to a decrease in net income compared to the same period last year. Despite these headwinds, I am proud of the financial performance our team delivered in the third quarter. Their commitment to operational discipline and customer service was evident in our ability to maintain strong aftermarket results and manage expenses effectively. Our employees across the U.S. and Canada continue to demonstrate resilience, and I am deeply grateful for their dedication,” Rush added.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 63.7% of the Company’s total gross profit in the third quarter of 2025, with parts, service and collision center revenues totaling $642.7 million, up 1.5% compared to the third quarter of 2024. The Company achieved a quarterly absorption ratio of 129.3% in the third quarter of 2025, compared to 132.6% in the third quarter of 2024.

“Despite ongoing market challenges, our aftermarket products and services business remained resilient in the third quarter. Our strategic focus on technician recruiting and retention, expanding our aftermarket sales force and identifying new customer segments helped offset weak demand, and we remain committed to our aftermarket strategic initiatives,” Rush added.

“Looking ahead, we expect aftermarket conditions to continue to be challenging for the remainder of the year. In addition to the seasonal decline that we typically experience in the fourth quarter of each year, we continue to experience weak demand due to the many challenges the industry is currently facing. However, we continue to believe that our diversified customer base, operational discipline and strong balance sheet position us well to navigate these headwinds. We remain focused on delivering value to our customers and solid returns to our shareholders, even as market conditions show no signs of significant improvement in the near term,” he said.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 54,078 units in the third quarter of 2025, down 18.9% compared to the same period last year, according to ACT Research. The Company sold 3,120 new Class 8 trucks in the U.S. during the third quarter, a decrease of 11.0% compared to the third quarter of 2024, which accounted for 5.8% of the new U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 216,300 units in 2025, a 12.5% decrease compared to 2024. The Company sold 95 new Class 8 trucks in Canada during the third quarter of 2025, accounting for 1.5% of the new Canadian Class 8 truck market.

The decline in new Class 8 truck sales was primarily driven by continued weak demand from large over-the-road fleet customers caused by the three-year long freight recession, in addition to weak demand caused by uncertainty regarding tariffs and engine emissions regulations. However, demand from our vocational customers remained stable, which helped offset some of the softness in over-the-road fleet activity and underscored the strength of our diversified customer base,” said Rush

“Looking ahead, while we expect a very challenging end to 2025 and start to 2026 from a new truck sales perspective, there are reasons for cautious optimism in the second half of 2026. If emission laws remain unchanged and retail sales continue to be below replacement levels for the next couple of quarters, the accelerating pace of capacity exits—evidenced by the increasing number of bankruptcies of small carriers and increased enforcement of government policies regarding English language proficiency and non-domiciled drivers—could help rebalance the freight market. Additionally, potential demand drivers such as the consumption of excess inventories from import pull-forwards, evolving tax and monetary policies, and clarification of trade policy may further support a recovery in truck sales as market conditions stabilize,” he added.

New U.S. Class 4 through 7 retail commercial vehicle sales totaled 53,174 units in the third quarter of 2025, a decrease of 17.4% compared to the same period last year, according to ACT Research. The Company sold 2,979 Class 4 through 7 medium-duty commercial vehicles in the U.S. in the third quarter, a decrease of 8.3% compared to the third quarter of 2024, which accounted for 5.6% of the total new U.S. Class 4 through 7 commercial vehicle market. ACT Research forecasts U.S. retail sales for new Class 4 through 7 commercial vehicles to be approximately 227,225 units in 2025, an 11.8% decrease compared to 2024. The Company sold 448 Class 5 through 7 commercial vehicles in Canada during the third quarter of 2025, accounting for 10.7% of the new Canadian Class 5 through 7 commercial vehicle market.

“While overall economic conditions continue to be a headwind for Class 4 through 7 vehicle sales, our performance this quarter outpaced the market. Our results were bolstered by a significant increase in bus sales driven by a recent acquisition of an IC Bus franchise in Canada. This strategic expansion allowed us to capture new customer segments and strengthen our presence in the Canadian commercial vehicle market. In addition, we believe our Ready-to-Roll inventory program and disciplined inventory management continues to differentiate us from our competitors, enabling us to respond quickly to customer needs,” said Rush.

“Looking ahead, we remain cautious with respect to customer demand for new medium-duty commercial vehicles. However, we believe our current inventory levels are appropriate to meet near-term demand, and quoting activity remains steady across key customer groups. We expect that new Class 4–7 commercial vehicle sales will remain stable through the remainder of the year,” he continued.

The Company sold 1,814 used commercial vehicles in the third quarter of 2025, a 0.8% decrease compared to the third quarter of 2024. “While used truck pricing has stabilized, financing remains a challenge for many buyers. However, we believe our inventory levels are aligned with market demand, and we continue to see consistent activity in the used truck market. Unlike the new truck market, the used market is less impacted by tariff-related price increases and regulatory uncertainty, which we believe may support customer demand, and may also bolster used truck pricing in the near term,” Rush stated.

Leasing and Rental

Rush Truck Leasing operates PacLease and Idealease franchises across the United States and Canada, with more than 10,000 trucks in its lease and rental fleet and more than 2,200 trucks under contract maintenance agreements. Lease and rental revenue in the third quarter of 2025 was $93.3 million, up 4.7% compared to the third quarter of 2024. “Rush Truck Leasing continued its strong performance in the third quarter, reinforcing its role as one of the most consistent and reliable revenue streams in our organization. Leasing and rental is less cyclical than commercial vehicle sales, which helps add some predictability to our business, particularly during periods of uncertainty in the commercial vehicle sales markets. Our full-service leasing operations are benefitting from a modernized fleet and disciplined cost management, and we expect that our leasing and rental operations will maintain their strength and stability through the remainder of 2025,” Rush said.

Financial Highlights

In the third quarter of 2025, the Company’s gross revenues totaled $1.881 billion, a 0.8% decrease from $1.896 billion in the third quarter of 2024. Net income for the quarter was $66.7 million, or $0.83 per diluted share, compared to net income of $79.1 million, or $0.97 per diluted share, in the quarter ended September 30, 2024. In the third quarter of 2024, the Company recognized a one-time, pre-tax charge of approximately $3.3 million, or $0.03 per share, related to property damage caused by Hurricane Helene. In the third quarter of 2025, the Company’s Selling, General and Administrative expenses were higher than normal, in part due to an increase in overall legal reserves with respect to pending litigation matters and recent increases in insurance retentions.

Aftermarket revenues were $642.7 million in the third quarter of 2025, compared to $633.0 million in the third quarter of 2024. The Company delivered 3,215 new heavy-duty trucks, 3,427 new medium-duty commercial vehicles, 858 new light-duty commercial vehicles and 1,814 used commercial vehicles during the third quarter of 2025, compared to 3,604 new heavy-duty trucks, 3,379 new medium-duty commercial vehicles, 574 new light-duty commercial vehicles and 1,829 used commercial vehicles during the third quarter of 2024.

During the third quarter of 2025, the Company repurchased $9.2 million of its common stock pursuant to its stock repurchase plan and has repurchased a total of $130.6 million of the $200.0 million that is currently authorized by its Board of Directors. In addition, the Company paid a cash dividend of $14.8 million during the third quarter.

“Despite persistent economic uncertainty and continued challenges across the commercial vehicle industry, I believe we delivered solid results in the third quarter. Our team remained focused on operational discipline and customer service, which helped us maintain strong performance in our aftermarket and leasing businesses, both of which continue to provide reliable revenues and profits despite the softness in new Class 8 truck and new Class 4-7 commercial vehicle demand. We also saw encouraging signs in light-duty and bus sales, supported by our recent acquisition of an IC Bus franchise in Canada, which further expanded our reach and diversified our customer base. While we remain cautious about the broader macroeconomic environment and the impact of tariffs and continued regulatory uncertainty on demand for new commercial vehicles, I am confident in our team’s ability to adapt and execute as conditions evolve,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter of 2025 on Thursday, October 30, 2025, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live via the Internet at

http://investor.rushenterprises.com/events.cfm.

Participants may register for the call at:

https://edge.media-server.com/mmc/p/uk9o549c

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at

http://investor.rushenterprises.com/events.cfm.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Dennis Eagle, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts s and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, including engine emission regulations, U.S. and global trade policies, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2024. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$242,005	$228,131
Accounts receivable, net	268,228	345,346
Note receivable, affiliate	6,706	9,536
Inventories, net	1,662,256	1,787,744
Prepaid expenses and other	38,127	18,958
Total current assets	2,217,322	2,389,715
Property and equipment, net	1,693,629	1,615,635
Operating lease right-of-use assets, net	123,756	111,408
Goodwill, net	440,754	427,493
Other assets, net	77,601	73,296
Total assets	$4,553,062	$4,617,547

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,007,092	$1,081,199
Current Maturities of Long-Term Debt	125	–
Current maturities of finance lease obligations	36,093	38,476
Current maturities of operating lease obligations	18,407	15,866
Trade accounts payable	280,647	244,018
Customer deposits	102,123	109,751
Accrued expenses	178,120	160,809
Total current liabilities	1,622,607	1,650,119
Long-term debt, net of current maturities	263,007	408,440
Finance lease obligations, net of current maturities	89,603	92,235
Operating lease obligations, net of current maturities	108,095	97,874
Other long-term liabilities	34,555	28,060
Deferred income taxes, net	198,449	178,916
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2025 and 2024	–	–
Common stock, par value $.01 per share; 105,000,000 Class A shares and 35,000,000 Class B shares authorized; 61,274,139 Class A shares and 16,566,260 Class B shares outstanding in 2025; and 62,604,986 Class A shares and 16,662,633 Class B shares outstanding in 2024	834	824
Additional paid-in capital	628,080	587,639
Treasury stock, at cost: 3,358,784 Class A shares and 2,204,811 Class B shares in 2025; and 1,387,013 Class A shares and 1,783,806 Class B shares in 2024	(262,495)	(136,235)
Retained earnings	1,854,537	1,698,614
Accumulated other comprehensive income (loss)	(6,457)	(9,293)
Total Rush Enterprises, Inc. shareholders’ equity	2,214,499	2,141,549
Noncontrolling interest	22,247	20,354
Total shareholders’ equity	2,236,746	2,161,903
Total liabilities and shareholders’ equity	$4,553,062	$4,617,547

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenues
New and used commercial vehicle sales	$1,134,856	$1,163,255	$3,457,130	$3,586,882
Parts and service sales	642,658	633,045	1,897,984	1,909,672
Lease and rental	93,304	89,129	276,681	264,696
Finance and insurance	5,575	5,780	16,339	17,111
Other	4,372	4,924	14,168	16,799
Total revenue	1,880,765	1,896,133	5,662,302	5,795,160
Cost of products sold
New and used commercial vehicle sales	1,034,698	1,053,512	3,152,875	3,239,431
Parts and service sales	403,811	399,973	1,198,565	1,204,360
Lease and rental	67,504	63,607	198,679	190,064
Total cost of products sold	1,506,013	1,517,092	4,550,119	4,633,855
Gross profit	374,752	379,041	1,112,183	1,161,305
Selling, general and administrative expense	256,403	239,741	757,187	754,774
Depreciation and amortization expense	18,155	19,134	53,022	51,376
Gain (loss) on disposition of assets	(164)	588	131	690
Operating income	100,030	120,754	302,105	355,845
Other income (expense)	(438)	149	(1,250)	370
Interest expense, net	11,718	17,664	37,307	55,101
Income before taxes	87,874	103,329	263,548	301,114
Provision for income taxes	20,136	23,819	62,204	71,422
Net income	67,738	79,420	201,344	229,692
Less: Net income attributable to noncontrolling Interests	1,048	288	1,894	291
Net income attributable to Rush Enterprises, Inc.	$66,690	$79,132	$199,450	$229,401

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$0.85	$1.00	$2.53	$2.91
Diluted	$0.83	$0.97	$2.46	$2.81

Weighted average shares outstanding:
Basic	78,235	79,216	78,759	78,878
Diluted	80,593	81,884	81,167	81,607

Dividends declared per common share	$0.19	$0.18	$0.55	$0.52

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Net Income, Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	September 30, 2025	September 30, 2024
New heavy-duty vehicles	$591,802	$677,882
New medium-duty vehicles (including bus sales revenue)	393,831	361,813
New light-duty vehicles	49,606	33,510
Used vehicles	95,304	81,285
Other vehicles	4,313	8,765

Absorption Ratio	129.3%	132.6%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2025	September 30, 2024
Floor plan notes payable	$1,007,092	$1,285,033
Current maturities of long-term debt	125	─
Current maturities of finance lease obligations	36,093	38,693
Long-term debt, net of current maturities	263,007	399,674
Finance lease obligations, net of current maturities	89,603	92,061
Total Debt (GAAP)	1,395,920	1,815,461
Adjustments:
Debt related to lease & rental fleet	(385,370)	(526,443)
Floor plan notes payable	(1,007,092)	(1,285,033)
Adjusted Total Debt (Non-GAAP)	3,458	3,985
Adjustment:
Cash and cash equivalents	(242,005)	(185,073)
Adjusted Net Debt (Cash) (Non-GAAP)	$(238,547)	$(181,088)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2025	September 30, 2024
Net Income attributable to Rush Enterprises, Inc. (GAAP)	$274,202	$307,448
Provision for income taxes	83,627	98,145
Interest expense	53,064	70,603
Depreciation and amortization	70,195	66,475
(Gain) on sale of assets	(250)	$937
EBITDA (Non-GAAP)	480,838	543,608
Adjustments:
Interest expense associated with FPNP and L&RFD	(54,844)	(71,439)
Adjusted EBITDA (Non-GAAP)	$425,994	$472,169

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2025	September 30, 2024
Net cash provided by operations (GAAP)	$1,139,643	$311,922
Acquisition of property and equipment	(447,644)	(384,033)
Free cash flow (Non-GAAP)	691,999	(72,111)
Adjustments:
Draws (payments) on floor plan financing, net	(291,925)	163,109
Acquisitions of L&RF assets	344,016	285,404
Non-maintenance capital expenditures	50,187	21,753
Adjusted Free Cash Flow (Non-GAAP)	$794,278	$398,156

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back lease and rental fleet purchases that are included in acquisition of property and equipment (iii) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2025	September 30, 2024
Total Rush Enterprises, Inc. Shareholders' equity (GAAP)	$2,214,499	$2,083,145
Adjusted net debt (cash) (Non-GAAP)	(393,459)	(181,088)
Adjusted Invested Capital (Non-GAAP)	$1,821,040	$1,902,057

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.